EXHIBIT 3.70
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ALCOA LATIN AMERICAN HOLDINGS CORPORATION
(International Business Company No. 146057)
We, CODAN TRUST COMPANY (B.V.I.) LTD., Registered Agent for ALCOA LATIN AMERICAN HOLDINGS CORPORATION, DO HEREBY CERTIFY that the following is a true extract of a resolution adopted by all the Directors of the Company by written resolutions dated 12th March, 1997, and that such resolutions are still in full force and effect as at the date hereof:
Registered Agent and Office
RESOLVED THAT the Company’s Memorandum of Association be amended by deleting the existing clauses 2 and 3 in their entirety and replacing them with new clauses 2 and 3 as follows:
2.	The Registered Office of the Company will be Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

3.	The Registered Agent of the Company will be Codan Trust Company (B.V.I.) Ltd. of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

/s/ ILLEGIBLE

Managing Director
Codan Trust Company (B.V.I.) Ltd.
Registered Agent
Dated: this 24th day of September, 1999

     [Logo] IBC No. 146057
BRITISH VIRGIN ISLANDS
The International Business Companies Ordinance, 1984
(As amended)
MEMORANDUM OF ASSOCIATION
AND
ARTICLES OF ASSOCIATION
OF
ALCOA LATIN AMERICAN HOLDINGS CORPORATION
Incorporated on the 27th day of March, 1995
Codan Trust Company (B.V.I.) Ltd.
P.O. Box 3140
Road Town
Tortola
British Virgin Islands

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TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE INTERNATIONAL BUSINESS COMPANIES ORDINANCE 1984
(As amended)
MEMORANDUM OF ASSOCIATION
of
ALCOA LATIN AMERICAN HOLDINGS CORPORATION
1.	NAME

The name of the Company is ALCOA LATIN AMERICAN HOLDINGS CORPORATION.

2.	REGISTERED OFFICE

The Registered Office of the Company will be Todman Building, Main Street, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

3.	REGISTERED AGENT

The Registered Agent of the Company will be Codan Trust Company (B.V.I.) Limited of Todman Building, Main Street, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

4.	GENERAL OBJECTS AND POWERS
(1)	The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

(2)	The Company may not
(a)	carry on business with persons resident in the British Virgin Islands;

(b)	own an interest in real property situate in the British Virgin Islands, other than a lease referred to in paragraph (e) of subclause (3);

(c)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(d)	carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;
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(e)	carry on the business of company management unless it is licensed under the Company Management Act, 1990;

(f)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.
(3)	For purposes of paragraph (a) of subclause (2), the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if
(a)	it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

(b)	it makes or maintains professional contact with solicitors, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisors or other similar persons carrying on business within the British Virgin Islands;

(c)	it prepares or maintains books and records within the British Virgin Islands;

(d)	it holds, within the British Virgin Islands, meetings of its directors or members;

(e)	it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;

(f)	it holds shares, debt obligations or other securities in a company incorporated under The International Business Companies Ordinance or under The Companies Act; or

(g)	shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any Company incorporated under The International Business Companies Ordinance or under The Companies Act.
(4)	The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands which are necessary or conducive to the conduct, promotion or attainment of the object of the Company.
5.	CURRENCY

Shares in the Company shall be issued in the currency of the United States of America.
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6.	AUTHORIZED CAPITAL

The authorized capital of the Company is US$2,000,000.

7.	CLASSES, NUMBER AND PAR VALUE OF SHARES

The authorized capital is made up of one class of shares divided into 2,000,000 shares of US$1.00 par value with one vote for each share.

8.	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

The designations, powers, preferences, rights, qualifications, limitations and restrictions of each class and series of shares that the Company is authorized to issue shall be fixed by resolution of directors, but the directors shall not allocate different rights as to voting, dividends, redemption or distributions on liquidation unless the Memorandum of Association shall have been amended to create separate classes of shares and all the aforesaid rights as to voting, dividends, redemption and distributions shall be identical in each separate class.

9.	VARIATION OF CLASS RIGHTS

If at any time the authorized capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

10.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

11.	SHARE ISSUANCE

Shares in the Company shall only be issued as registered shares in accordance with a resolution of the directors. Registered shares may not be exchanged for bearer shares.

12.	SHAREHOLDERS AGREEMENT

Certain matters relating to transfer of shares are contained in a Shareholders Agreement and in the event of conflicts between the Shareholders Agreement and the Articles of Association, the Shareholders Agreement shall prevail.
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13.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

The Company may amend its Memorandum of Association and Articles of Association by a resolution of either the directors or the members.

14.	DEFINITIONS

The meanings of words in this Memorandum of Association are as defined in the Articles of Association annexed hereto.
We, CODAN TRUST COMPANY (B.V.I.) LTD., Registered Agent, of Todman Building, Main Street, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this Memorandum of Association the 27th day of March 1995 in the presence of :

Witness	Subscriber

/s/ Lynne Tiley	/s/ [ILLEGIBLE]
Managing Director
CODAN TRUST COMPANY (B.V.I.) LTD.
Todman Building
Main Street
Road Town
Tortola
British Virgin Islands
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TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE INTERNATIONAL BUSINESS COMPANIES ORDINANCE, 1984
(As amended)
ARTICLES OF ASSOCIATION
of
ALCOA LATIN AMERICAN HOLDINGS CORPORATION
1.	In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings
capital	The sum of the aggregate par value of all outstanding shares with par value of the Company and shares with par value held by the Company as treasury shares plus

(a) the aggregate of the amounts designated as capital of all outstanding shares without par value of the Company and shares without par value held by the Company as treasury shares, and

(b) the amounts as are from time to time transferred from surplus to capital by a resolution of directors.

member	A person who holds shares in the Company.

person	An individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons.

resolution of directors
(a)   a resolution approved at a duly constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain where the meeting was called on proper notice or, if on short notice, if those directors not present have waived notice; or

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Words	Meanings
(b) a resolution consented to in writing by all directors or of all members of the committee, as the case may be.

resolution of members	(a) a resolution approved at a duly constituted meeting of members of the Company by the affirmative vote of

(i) a simple majority of the votes of the shares which were present at the meeting and were voted and not abstained, or

(ii)   a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereof as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstained; or

(b) a resolution consented to in writing by

(i) an absolute majority of the votes of shares entitled to vote thereof, or

(ii)   an absolute majority of the votes of each class or series of shares entitled to vote thereon as a class or series and of an absolute majority of the votes of the remaining shares entitled to vote thereof;

securities	Shares and debt obligations of every kind, and options, warrants and rights to acquire shares or debt obligations.

surplus	The excess, if any, at the time of the determination of the total assets of the Company over the aggregate of its total liabilities, as shown in its books of account, plus the Company’s capital.

the Memorandum	The Memorandum of Association of the Company as originally registered or as from time to time amended.
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Words	Meanings
the Act	The International Business Companies Ordinance (No. 8 of 1984), as amended by the International Business Companies Acts of 1988 and 1990.

the Seal	the Common Seal of the Company.

these Articles	These Articles of Association as originally registered or as from time to time amended.

treasury shares	Shares in the Company that are not issued or that were previously issued but were repurchased, redeemed of otherwise acquired by the Company and not canceled.
“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of representing or reproducing works in a visible form, including telecopier, telex, telegram, cable or other form of writing produced by electronic communication.

Save as aforesaid any words or expressions defined in the Act shall bear the same meaning as these Articles.

Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall, where the context admits, include the others.

A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and reference to shares being present at a meeting shall be given a corresponding construction.

A reference to money in these Articles is a reference to the currency of the United States of America unless otherwise stated.
REGISTERED SHARES
2.	The Company shall issue to every member holding registered shares in the Company a certificate signed by a director or officer of the Company under the Seal of the Company specifying the share or shares held by him and the signature of the director or officer and the Seal may be a facsimile.

3.	Any member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on
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satisfactory proof of its loss together with such indemnity as may be required by a resolution of directors.

4.	If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.
SHARES, AUTHORIZED CAPITAL AND CAPITAL
5.	Subject to the provisions of these Articles and any resolution of members the unissued shares of the Company shall be at the disposal of the directors who may without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine.

6.	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be acceptable to the board of directors. Where the consideration for the issue of shares is a promissory note or other written binding obligation to contribute money or property and the member to whom the shares have been issued fails to make payment or contribute as aforesaid then the following provisions shall apply:
(a)	the directors shall serve upon the defaulting members a written notice specifying a date for payment;

(b)	the written notice shall name a further date, not earlier than the expiration of fourteen days from the date of service of the notice, on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made, will be liable to be forfeited;

(c)	where a notice complying with the foregoing provisions has been issued and served, and the requirements thereof have not been complied with, the directors may, at any time before tender of payment, by resolution of directors forfeit and cancel the shares to which the notice relates.

(d)	Upon such cancellation that member shall be under no further obligation to the Company.
7.	Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the
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Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.

8.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

9.	Treasury shares may be disposed of by the directors of the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

10.	The Company may issue fractions of a share and fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

11.	Upon the issue by the directors of a share without par value, the consideration in respect of the share constitutes capital to the extent designated by the directors and the excess constitutes surplus, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

12.	The Company may purchase, redeem or otherwise acquire and hold its own shares but no purchase, redemption or other acquisition which shall constitute a reduction in capital shall be made otherwise than in compliance with Articles 26 and 27.

13.	Shares that the Company purchases, redeems or otherwise acquires pursuant to Article 12 may be canceled or held as treasury shares unless the shares are purchased, redeemed or otherwise acquired out of capital and would otherwise infringe upon the requirements of Articles 26 and 27, or to the extent that such shares are in excess of eighty percent of the issued shares of the Company in which case they shall be canceled but they shall be available for reissue. Upon the cancellation of a share, the amount included as capital of the Company with respect to that share shall be deducted from the capital of the Company.

14.	Where shares in the Company are held by the Company as treasury shares or are held by another company of which the Company holds, directly or indirectly, shares having more than fifty percent of the votes in the election of directors of the other company, such shares of the Company are not entitled to vote or to have dividends paid thereon and shall not be treated as outstanding for any purpose except for purposes of determining the capital of the Company.
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15.	No notice of a trust, whether expressed, implied or constructive, shall be entered in the share register.
TRANSFER OF SHARES
16.	Registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

17.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the share register.

18.	The Company must on the application of the transferor or transferee of a registered share in the Company enter in the share register the name and address of the transferee of the share save that the registration of transfers may be suspended and the share register closed at such times and for such periods as the Company may from time to time by resolution of directors determine provided always that such registration shall not be suspended and the share register closed for more than fifteen consecutive days or sixty days total in any period of twelve months.
TRANSMISSION OF SHARES
19.	The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following two Articles.

20.	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

21.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if were a transfer.

22.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.
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REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL
23.	The Company may by a resolution of directors amend the Memorandum to increase or reduce its authorized capital and in connection therewith the Company may in respect of any unissued shares increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing.

24.	The Company may amend the Memorandum to
(a)	divide the shares, including issued shares, of a class or series into a larger number of shares of the same class or series; or

(b)	combine the shares, including issued shares, of a class or series into a small number of shares of the same class or series,

provided, however, that where shares are divided or combined under (a) or (b) of this Article, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.
25.	The capital of the Company may by a resolution of directors be increased by transferring an amount of the surplus of the Company to capital, and, subject to the provisions of Articles 26 and 27, the capital of the Company may, by resolution of directors, be reduced by transferring an amount of the capital of the Company to surplus.

26.	No reduction of capital shall be effected that reduces the capital of the Company to an amount that immediately after the reduction is less than the aggregate par value of all outstanding shares with par value and all shares with par value held by the Company as treasury shares and the aggregate of the amounts designated as capital of all outstanding shares without par value and all shares without par value held by the Company as treasury shares that are entitled to a preference, if any, in the assets of the Company upon liquidation of the Company.

27.	No reduction of capital shall be effected unless the directors determine that immediately after the reduction the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and that the realizable assets of the Company will not be less than its total liabilities, other than deferred taxes, as shown in the books of the Company and its remaining capital, and, in the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

28.	Where the Company reduces its capital the Company may
(a)	return to its members any amount received by the Company upon the issue of any of its shares;
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(b)	purchase, redeem or otherwise acquire its shares out of capital, or

(c)	cancel any capital that is lost or not represented by assets having a realizable value.
MEETINGS AND CONSENTS OF MEMBERS
29.	The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable.

30.	Upon the written request of members holding more than fifty percent of the outstanding voting shares in the Company the directors shall convene a meeting of members.

31.	The directors shall give not less than three days written notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company.

32.	A meeting of members held in contravention of the requirement in Article 31 is valid
(a)	if members holding not less than ninety percent of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety percent of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a ninety percent majority of the remaining votes, have agreed to shorter notice of the meeting or

(b)	if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.
33.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

34.	A member may be represented at a meeting of members by a proxy (who need not be a member) who may speak and vote on behalf of the member.

35.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

36.	The following shall apply in respect of joint ownership of shares:
(a)	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member,
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(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.
37.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

38.	A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

39.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved.

40.	At every meeting of members, the chairman of the board of directors shall preside of chairman of the meeting. If there is no chairman of the board of directors or if the chairman of the board of directors is not present at the meeting, the members present shall choose some one of their number to be the chairman. If the members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual member or representative of a member present shall take the chair.

41.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

42.	At any meeting of the members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.
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43.	Any person other than an individual shall be regarded as one member and subject to Article 45 the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

44.	Any person other than an individual which is a member of the Company may by resolution in writing (certified or signed by a duly authorized person) of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers of behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

45.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

46.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.
DIRECTORS
47.	The first directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

48.	The minimum number of directors shall be one and the maximum number shall be twenty. The initial number of directors shall be seven (7).

49.	Each director shall hold office for the term, if any, fixed by resolution of members or until his earlier death, resignation or removal.

50.	A director may be removed from office, with or without cause, by a resolution of members.

51.	A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.
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52.	A vacancy in the board of directors may be filled by a resolution of members or by a resolution of a majority of the remaining directors or by a sole director by a signed note or memorandum.

53.	With the prior or subsequent approval by a resolution of members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

54.	A director shall not require a share qualification, and may be an individual or a company.
POWERS OF DIRECTORS
55.	The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

56.	The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company.

57.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to fixing the emoluments of directors.

58.	Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the board of directors or with respect to unanimous written consents.

59.	The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of the directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of members.

60.	All cheques, promissory notes, draft, bills or exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.
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PROCEEDINGS OF DIRECTORS
61.	The directors of the Company or any committee thereof may meet at such times, but not less than quarterly, and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

62.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

63.	A director shall be given not less than three days prior written notice of meetings of directors, but a meeting of directors held without three days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

64.	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

65.	The directors may determine by resolution the quorum necessary for the transaction of business and unless otherwise determined, a majority of directors shall be a quorum.

66.	Intentionally omitted.

67.	At every meeting of the directors the chairman of the board of directors shall preside as chairman of the meeting. If there is not chairman of the board of directors or if the chairman of the board of directors is not present at the meeting the vice chairman of the board of directors shall preside. If there is no vice chairman of the board of directors or if the vice chairman of the board of directors is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

68.	The directors shall cause the following corporate records to be kept:
(a)	minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b)	copies of all resolutions consented to by directors, members, if committees of directors, committees of offices and committees of members;

(c)	such accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company; and
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(d)	a share register in which there shall be recorded the name and address of each member, the number of shares held by each member and the par value thereof, the date upon which the ‘holder became a member and the date upon which the holder ceased to be a member and otherwise as required by the Act.
69.	The books, records, minutes and share register shall be kept at the register office of the Company or at such other place as the directors determine.

70.	The directors may, by a resolution of directors, designate one or more committees, each consisting of one or more directors.

71.	Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority either to amend the Memorandum or these Articles or with respect to the matters requiring a resolution of directors under Articles 53, 54 and 57.

72.	The meetings and proceedings of each committee of directors consisting of two or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.
OFFICERS
73.	The Company may by resolution of directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a chairman of the board of directors, a vice chairman of the board of directors, a president and one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

74.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of the chairman of the board of directors to preside at meetings of directors and members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law and the treasurer to be responsible for the financial affairs of the Company.

75.	The emoluments of all officers shall be fixed by resolution of directors.
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76.	The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.
CONFLICT OF INTERESTS
77.	No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

78.	A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted.
INDEMNIFICATION
79.	Subject to Article 80 the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.
80.	Article 79 only applies to a person referred to in that Article if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.
81.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no
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reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

82.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

83.	If a person referred to in Article 79 has been successful in defence of any proceedings referred to in that Article the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

84.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Article 79.
SEAL
85.	The directors shall provide for the safe custody of the Seal. An imprint thereof shall be kept at the registered office. The Seal when affixed to any written instrument shall be witnessed by a director or any other person so authorized from time to time by resolution of directors. The directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.
DIVIDENDS
86.	The Company may by a resolution of directors declare and pay dividends in money, shares, or other property but dividends shall only be declared and paid out of surplus. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

87.	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

88.	The directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.
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89.	No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and the realizable value of the assets of the Company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in its books of account, and its capital.

In the absence of fraud, the decision of the directors as to the realizable value of the assets of the Company is conclusive, unless a question of law is involved.

90.	Notice of any dividend that may have been declared shall be given to each member in the manner hereinafter mentioned and all dividends unclaimed for three years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

91.	No dividend shall bear interest as against the Company and no dividend shall be paid on shares described in Article 14.

92.	A share issued as a dividend by the Company shall be treated for all purposes as having been issued for money equal to the surplus that is transferred from surplus to capital at the time of the distribution.

93.	In the case of a dividend of authorized but unissued shares with par value, an amount equal to the aggregate par value of the shares shall be transferred from surplus to capital at the time of the distribution.

94.	In the case of a dividend of authorized but unissued shares with par value, the amount designated by the directors shall be transferred from surplus to capital at the time of the distribution, except that the directors must designate as capital an amount that is at least equal to the amount that the shares are entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

95.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.
ACCOUNTS
96.	The books of account shall be kept at the registered office of the Company or at such other place or places as the directors think fit.

97.	The directors shall unless such requirement be unanimously waived by the members cause to be made out and shall serve on the members or lay before a meeting of members at some date not later than eighteen months after the incorporation of the company and subsequently one at least in every calendar year a profit and loss account for a period in the case of the first account since the incorporation of the Company and in any other case, since the preceding account, made to a date not earlier than the date of the notice by more than twelve months, and a balance sheet as at the date to which the profit and loss
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account is made up. The Company’s profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the sate of affairs of the Company as at the end of that financial period.

98.	A copy of such profit and loss account and balance sheet shall be served on every member in the manner and with similar notice to that prescribed herein for calling a meeting of members or upon such shorter notice as the members may agree to accept.

99.	The Company may by a resolution of directors include in the computation of surplus for any purpose the unrealized appreciation of the assets of the Company, and in the absence of fraud, the decision of the directors as to the value of the assets is conclusive, unless a question of law is involved.
AUDIT
100.	The Company may be resolution of members call for the accounts to examined by auditors.
101.	The first auditors shall be appointed by resolution of directors; subsequent auditors shall be appointed by a resolution of members.
102.	The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.
103.	The remuneration of the auditors of the Company
(a)	in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b)	subject to the foregoing, shall be fixed by resolution of members or in such manner as the Company may by resolution of members determine.
104.	The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not
(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period;

(b)	all the information and explanations required by the auditors have been obtained.
105.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.
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106.	Every auditor of the Company shall have right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

107.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.
NOTICES
108.	Any notice, information or written statement to be given by the Company to members must be served by facsimile or express carrier mail addressed to each member at the address shown in the share register.

109.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

110.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was mailed in such time as to admit to its being delivered in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.
PENSION AND SUPERANNUATION FUNDS
111.	The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such person as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject always to the proposal being approved by resolution of members, a director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.
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VOLUNTARY WINDING UP AND DISSOLUTION
112.	The Company may voluntarily commence to wind up and dissolve with the approval of holders of 75% of the outstanding Capital Stock but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of directors.
CONTINUANCE
113.	The company may with the approval of holders of 75% of the outstanding Capital Stock or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.
We, CODAN TRUST COMPANY (B.V.I.) LTD., Registered Agent, of Todman Building, Main Street, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to these Articles of Association the 27th day of March, 1995 in the presence of:

Witness	Subscriber

/s/ Lynne Tiley	/s/ ILLEGIBLE
Managing Director
CODAN TRUST COMPANY (B.V.I.) LTD.
Todman Building
Main Street
Road Town
Tortola
British Virgin Islands
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REGISTER OF MORTGAGES, CHARGES
AND OTHER ENCUMBRANCES
OF
ALCOA LATIN AMERICAN HOLDINGS CORPORATION
(“the Company”)

Name and Address of
Mortgagee or Person
	Description and Date of Instrument			Entitled to Mortgage,	Date of Discharge of	Initials of
	Creating Mortgages, Charges or		Description of Property Mortgaged,	Charge or Other	Mortgage, Charge or	Person
Date of Entry	Other Encumbrances	Sum Secured	Charged or Otherwise Encumbered	Encumbrance	Other Encumbrance	Making Entry
30 December 1998	Assignment of Account Agreement dated the 30th day of December, 1998 (the “Assignment”) given and charged by the Company in favour of Credito Leasing S.A. (the “Assignee”), as supplemented by a Notice of Assignment of Account given by the Company on the 30th day of December, 1998 and accepted by Banco de Credito Overseas Limited (the “Depositary Bank”) on the 30th day of December, 1998, the said Assignment having been given in consideration of a Sale and Leaseback Agreement dated the 30th day of December, 1998 between the Assignee and Alusud Peru S.A. (the “Sale and Leaseback Agreement”)	All amounts up to a maximum of US$11,000,000 (Eleven Million and 00/100 Dollars)	All amounts up to a maxium of US$11,000,000 (Eleven Million and 00/100 Dollars) now or hereafter comprising the balance of account numbered 101097 T.D. 67601174 (the “Account”) standing on the books of the Depositary Bank in the name of the Company, together with any deposits or other sums at any time credited by or due to the Company by the Assignee or by the Depositary Bank under the terms of the Sale and Leaseback Agreement.	Credito Leasing S.A. Banco de Credito de Peru Centenario 156 Urb. Laz Ladeirasde Melgarego la Molina Lima 12 Peru		BPTS

/s/ ILLEGIBLE
Codan Trust Company (B.V.I) LTD.
Registered Agent